Exhibit 99.1

PhaseBio Reports First-Quarter 2021 Financial Results and Recent Business Highlights

Continued enrollment progress in Phase 3 REVERSE-IT clinical trial for Bentracimab

Signed commercial supply agreement with BioVectra to support development and commercialization of lead product candidate bentracimab

Completed underwritten public offering of common stock yielding $60.1 million in net proceeds

Malvern, PA and San Diego, CA, May 13, 2021 - PhaseBio Pharmaceuticals, Inc. (Nasdaq: PHAS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies for cardiopulmonary diseases, today provided an update on corporate activities and reported first-quarter 2021 financial results.

"Throughout the first quarter of 2021, we made meaningful progress in executing on our strategic business and clinical objectives. Our headway was anchored by continued enrollment of our pivotal Phase 3 clinical trial for our lead product candidate bentracimab, including expansion of the trial into the European Union, and was furthered with the signing of a commercial scale manufacturing agreement with BioVectra to support bentracimab scale up,” said Jonathan P. Mow, Chief Executive Officer, PhaseBio Pharmaceuticals. “I am tremendously pleased with the expansion of our REVERSE-IT clinical trial into Europe, as well as continued patient enrollment at our Canadian sites, which together help bring us closer to potentially commercializing the first ticagrelor reversal agent for patients with critical unmet need. The program is continuing to progress towards a BLA submission as we approach the first 100 patients enrolled, a key milestone that remains on track for mid-2021."

Bentracimab Highlights and Recent Updates

•Enrollment Progress in Ongoing REVERSE-IT Phase 3 Clinical Trial for Bentracimab: In March 2021, PhaseBio announced that the REVERSE-IT Phase 3 clinical trial for lead product candidate bentracimab had enrolled 60 of the first approximately 100 patients needed to support a Biologics License Application (BLA), nearly all of whom to date have required urgent surgery or an invasive procedure. PhaseBio is attempting to accelerate enrollment of patients with uncontrolled major or life-threatening bleeding, including by working to increase the number of enrolling clinical trial sites in the United States, Canada, and the European Union as it is believed that a broader site footprint will increase the probability of enrolling these patients. All of the first approximately 100 patients enrolled in the REVERSE-IT trial will be measured against the same VerifyNow® PRUTest biomarker that is the primary endpoint for all patients enrolled in the REVERSE-IT trial. PhaseBio continues to expect to complete enrollment of the first 100 patients in mid-2021 and is targeting to submit a BLA for bentracimab in mid-2022, although those timelines could be impacted by the continued scope and duration of the COVID-19 pandemic. Bentracimab is a novel, human monoclonal antibody fragment that in earlier clinical trials has shown immediate and sustained reversal of the antiplatelet effects of Brilinta® (ticagrelor).

•Announced Supply Agreement with BioVectra for Bentracimab to Support Development and Commercialization: In March 2021, PhaseBio announced a commercial scale supply agreement with

BioVectra, an innovative global contract development and manufacturing organization (CDMO), for the production of bentracimab. Under the terms of the agreement, BioVectra will provide its integrated CDMO services for the manufacturing of the active pharmaceutical ingredient (API) of bentracimab for use in PhaseBio’s ongoing Phase 2b and Phase 3 clinical trials and for global commercial use if bentracimab receives regulatory approval.

•Expanded REVERSE-IT Trial for Bentracimab into the European Union and Dosed First Patients: In January 2021, PhaseBio announced that, working with its financing and co-development partner SFJ Pharmaceuticals, the company had expanded the REVERSE-IT trial into the European Union, having opened trial sites for enrollment and begun dosing its first patients.

Pemziviptadil Highlights and Recent Updates

•Pemziviptadil Phase 2b results expected in first half 2022: PhaseBio announced today that the ongoing VIP (Vasoactive Intestinal Peptide in adult patients with pulmonary arterial hypertension) Phase 2b trial of pemziviptadil in pulmonary arterial hypertension (PAH) is expected to read out in the first half of 2022, instead of the second half of 2021, due to supply chain delays and impacts of the COVID-19 pandemic, both of which affected projected patient enrollment. As of October 2020, approximately one third of the patients targeted for enrollment had completed the initial 16 week protocol, with approximately 90% of these patients electing to enroll in VIP EXTEND (Vasoactive Intestinal Peptide extension trial in adult patients with pulmonary arterial hypertension), the open label extension of the Phase 2b trial.

•Presented Data from Phase 1b/2a Trial of Pemziviptadil for the Treatment of PAH at the Pulmonary Vascular Research Institute (PVRI) Virtual World Congress: In January 2021, PhaseBio announced presentation of data from a Phase 1b/2a pilot study highlighting three patients who received pemziviptadil (PB1046), the company’s potentially first-in-class, sustained-release vasoactive intestinal peptide (VIP) analogue for the treatment of PAH. The data, which were presented virtually at the 15th PVRI World Congress on January 27, 2021, continue to highlight the favorable safety and tolerability profile of pemziviptadil, as well as clinically-meaningful, long-term improvement of six-minute walk test (6MWT) distance for one patient after 18 months of treatment. Additionally, the data demonstrated stability in functional status with no clinically-meaningful deterioration for two patients at two and six months after treatment. All three patients completed the study with no drug-related serious adverse events associated with study drug discontinuation and pemziviptadil appeared to be well tolerated.

Operational Updates

•Completed Underwritten Public Offering of Common Stock: In March 2021, PhaseBio closed an underwritten public offering of 18.4 million shares of its common stock at a price to the public of $3.50 per share, including the full exercise of the underwriters’ option to purchase an additional 2.4 million shares. The net proceeds to PhaseBio from the offering, after deducting the underwriting discounts and commissions and other estimated offering expenses, were approximately $60.1 million.

•SFJ Financing and Co-Development Agreement Update: From execution of the co-development agreement through March 31, 2021, SFJ Pharmaceuticals has funded or reimbursed $62.3 million of clinical trial costs and other expenses of the initial $90 million commitment under the agreement, leaving $27.7 million of funding remaining available to support the bentracimab Phase 3 program through the end of 2021. PhaseBio is eligible to receive up to an additional $30 million of funding if specific, pre-defined clinical development milestones for bentracimab are met.

First-Quarter Financial Results

•Cash and cash equivalents at March 31, 2021 were $77.0 million, compared to $28.1 million at December 31, 2020. The increase reflects proceeds from the March 2021 offering of common stock, offset by cash used in operating activities.

•Net loss for the quarter was $27.4 million, compared to a net loss of $14.9 million for the quarter ended March 31, 2020.

•Research and development expense increased to $22.3 million, as compared to $11.4 million for the same period in 2020, driven by an increase in manufacturing, clinical and nonclinical development activities related to bentracimab and pemziviptadil.

•General and administrative expense increased to $3.3 million, compared to $3.2 million for the same period in 2020.
About PhaseBio

PhaseBio Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies for cardiovascular and cardiopulmonary diseases. The company’s pipeline includes: bentracimab (PB2452), a novel reversal agent for the antiplatelet therapy ticagrelor; pemziviptadil (PB1046), a once-weekly VIP receptor agonist for the treatment of pulmonary arterial hypertension; and PB6440, an oral agent for the treatment of resistant hypertension. PhaseBio’s proprietary elastin-like polypeptide technology platform enables the development of therapies with potential for less-frequent dosing and improved pharmacokinetics, including pemziviptadil, and drives both internal and partnership drug-development opportunities.

PhaseBio is located in Malvern, PA, and San Diego, CA. For more information, please visit www.phasebio.com, and follow us on Twitter @PhaseBio and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.

Forward-looking statements include statements concerning or implying the conduct or timing of our clinical trials and our research, development and regulatory plans for our product candidates, the potential for these product candidates to receive regulatory approval from the FDA or equivalent foreign regulatory agencies, and whether, if approved, these product candidates will be successfully distributed and marketed, as well as the success of our partnerships with SFJ Pharmaceuticals and BioVectra. Forward-looking statements are based on management's current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements.

Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings, including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. These forward-looking statements speak only as of the date hereof, and PhaseBio Pharmaceuticals, Inc. disclaims any obligation to update these statements except as may be required by law.

PhaseBio Pharmaceuticals, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	March 31, 2021	December 31, 2020
Assets:
Cash and cash equivalents	$76,963	$28,122
Prepaid expenses and other current assets	11,194	12,027
Property and equipment, net	10,792	8,224
Operating lease right-of-use assets	1,815	1,927
Other non-current assets	57	57
Total assets	$100,821	$50,357

Liabilities and stockholders' equity (deficit):
Current portion of long-term debt	$5,370	$5,355
Accounts payable, accrued expenses and other current liabilities	11,298	9,605
Long-term debt, net	5,425	6,773
Operating lease liabilities, net	1,428	1,548
Development derivative liability	68,260	51,719
Other long-term liabilities	629	559
Stockholders' equity (deficit)	8,411	(25,202)
Total liabilities and stockholders' equity (deficit)	$100,821	$50,357

PhaseBio Pharmaceuticals, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended March 31,
	2021	2020
Grant revenue	$—	$320
Operating expenses:
Research and development	22,320	11,449
General and administrative	3,327	3,159
Total operating expenses	25,647	14,608
Loss from operations	(25,647)	(14,288)
Other expense	(1,711)	(617)
Net loss	$(27,358)	$(14,905)

Net loss per common share, basic and diluted	$(0.87)	$(0.52)

Weighted-average common shares outstanding, basic and diluted	31,282,662	28,773,274

Investor Contact:
John Sharp
PhaseBio Pharmaceuticals, Inc.
Chief Financial Officer
(610) 981-6506
john.sharp@phasebio.com

Media Contact:
Will Zasadny
Canale Communications, Inc.
(619) 961-8848
will.zasadny@canalecomm.com